Exhibit 10.4

CHATHAM LODGING TRUST

Long Term Incentive Plan Unit Award Agreement

THIS LTIP UNIT AWARD AGREEMENT (the “Agreement”), dated as of the 1st day of June, 2015, governs the Long Term Incentive Plan Unit Award granted by CHATHAM LODGING TRUST, a Maryland real estate investment trust (the “Company”), to PETER WILLIS (the “Participant”), in accordance with and subject to the provisions of the Company’s 2015 Multi-Year Performance-Based Equity Incentive Plan (the “Plan”) and the Agreement of Limited Partnership, dated as of April 21, 2010, as amended through the date hereof (the “Partnership Agreement”) of Chatham Lodging, L.P., a Delaware limited partnership (“Chatham OP”). A copy of the Plan has been made available to the Participant. All terms used in this Agreement that are defined in the Plan have the same meaning given them in the Plan.

1.    Grant of LTIP Unit Award. In accordance with the Plan, and effective as of June 1, 2015 (the “Date of Grant”), the Company granted to the Participant, subject to the terms and conditions of the Plan and this Agreement, a Long Term Incentive Unit Award of 21,996 Class A Performance Long Term Incentive Plan Units (the “LTIP Unit Award”).

2.    Performance Vesting. The Participant’s interest in the Units covered by this LTIP Unit Award shall become vested and non-forfeitable (“Vested”) based on the attainment of absolute and relative Total Shareholder Return (“TSR”) hurdles. The awards granted pursuant to the LTIP Unit Award are subject to two separate performance measurements based on TSR, with 60% of the award (the "Absolute Award") based solely on the Company’s Absolute TSR Component and 40% of the award (the "Relative Award") measured by the Company's Relative TSR Component (the "Relative TSR Component"). Subject to the TSR hurdle for the Absolute Award and achievement of the relative TSR percentile for the Relative Award, the LTIP Unit Award vests as follows:

(a)    The Participant’s interest in the number of Units that most nearly equals (but does not exceed) one-half of the Units covered by this LTIP Unit Award shall be Vested on June 1, 2018, in an amount determined pursuant to the Absolute Award and Relative Award calculations.

(b)    If an LTIP Unit Award is earned per the Absolute Award and/or Relative Award calculations, the Participant’s interest in the number of Units that most nearly equals (but does not exceed) one-quarter of the Units covered by the Absolute and/or Relative Award shall be Vested on June 1, 2019.

(c)    If an LTIP Unit Award is earned per the Absolute Award and/or Relative Award calculations, the Participant’s interest in the number of Units that most nearly equals (but does not exceed) one-quarter of the Units covered by the Absolute and/or Relative Award shall be Vested on June 1, 2020.

Except as provided in paragraph 3, Units covered by this LTIP Unit Award may become Vested in accordance with this paragraph 2 only if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the applicable vesting date, i.e., June 1, 2018, June 1, 2019 or June 1, 2020, as described above.

3.    Special Vesting Rules. Paragraph 2 to the contrary notwithstanding, the Units covered by this LTIP Unit Award shall become Vested as follows:

(a)    The Participant’s interest in all of the Units covered by this LTIP Unit Award, to the extent not previously Vested, shall become Vested on the date that the Participant’s employment with the Company and its Affiliates terminates or is terminated if (i) such termination occurs on or after June 1, 2018, (ii) the Participant’s employment with the Company and its Affiliates terminates or is terminated on account of the Participant’s death, Disability, a termination by the Company without Cause or a termination by the Participant with Good Reason and (iii) the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the date of such termination.

(b)    The Participant’s interest in all of the Units covered by this LTIP Unit Award, to the extent not previously Vested, shall become Vested on a Control Change Date if (i) such Control Change Date occurs on or before December 31, 2019 and (ii) the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the Control Change Date.

(c)    In the event of a Change in Control (as defined in the Participant’s employment agreement), the LTIP Unit Award will be earned contingent upon the attainment of a pro rata TSR hurdle for the Absolute Award and achievement of the relative TSR percentile for the Relative Award based upon the in-place formula and using the Change of Control as the end of measurement period. Vesting continues to apply to awards earned upon a Change of Control, subject to full acceleration upon termination without cause or resignation for good reason within 18 months of the Change of Control.

4.    Forfeiture. Any Units covered by this LTIP Unit Award that have not become Vested on or before the date that the Participant’s employment with the Company and its Affiliates terminates or is terminated shall be forfeited on the date that the Participant’s employment with the Company and its Affiliates terminates or is terminated for any reason. If the Absolute Award or the Relative Award is not earned as of June 1, 2018, then those Units shall be forfeited. No Units covered by this LTIP Unit Award may become Vested after June 1, 2020. The Participant shall have no further right or interest in any of the Units covered by this LTIP Unit Award that are forfeited in accordance with the three preceding sentences.

5.    Transferability. Units covered by this LTIP Unit Award that have not become Vested cannot be transferred. Units covered by this LTIP Unit Award may be transferred, subject to the requirements of applicable securities laws, after they become Vested.

6.    Distributions and Unitholder Rights. In consideration of the grant of this award, the Participant agrees that: (i) the Units cannot be voted by the Participant before the date that they become Vested (the “Vesting Date”); (ii) 10% of distributions made on the Units will be paid to the Participant as and when Chatham OP makes such distributions; (iii) to the extent any of the Units become Vested, Chatham OP will pay to the Participant a special distribution on the Vesting Date in an amount equal to (x) the aggregate amount of distributions that would have been received on such Vested Unit had the limitation described in (ii) above not applied, minus (y) the aggregate amount of distributions previously received pursuant to (ii) above on all Units that were issued to the Participant on the date hereof, including any Units that did not vest on the Vesting Date; and (iv) other than the distributions described in clauses (ii) and (iii) of this sentence, no cash amount will be paid with respect to any of the Units that do not become Vested. The Company shall retain custody of the certificates evidencing the Units covered by this LTIP Unit Award (and any Units received as a dividend or distribution on this LTIP Unit Award) until the date the Units become Vested and the Participant hereby appoints the Company’s Secretary as the Participant’s attorney in fact, with full power of substitution, with the power to transfer to the Company and cancel any Units covered by this LTIP Unit Award that are forfeited under Paragraph 4.

7.    Definitions. For purposes of this Agreement, the following terms have the following definitions:

(a)    Cause means (i) the Participant’s failure to perform a material duty or the Participant’s material breach of an obligation under an agreement with the Company or a breach of a material and written Company policy other than by reason of mental or physical illness or injury, (ii) the Participant’s breach of a fiduciary duty to the Company, (iii) the Participant’s conduct that is demonstrably and materially injurious to the Company, materially or otherwise or (iv) the Participant’s conviction of, or plea of nolo contendre to, a felony or crime involving moral turpitude or fraud or dishonesty involving assets of the Company and that in all cases is described in a written notice from the Board and that is not cured, to the reasonable satisfaction of the Board, within thirty (30) days after such notice is received by the Participant.

(b)    Disability means that the Participant is “disabled” (as defined in Code section 409A(a)(2)(c)).
(c)    Good Reason means (i) the Company’s material breach of an agreement with the Participant or a direction from the Board that the Participant act or refrain from acting which in either case would be unlawful or contrary to a material and written Company policy, (ii) a material diminution in the Participant’s duties, functions and responsibilities to the Company and its Affiliates without the Participant’s consent or the Company preventing the Participant from fulfilling or exercising the Participant’s material duties, functions and responsibilities to the Company and its Affiliates without the Participant’s consent, (iii) a material reduction in the

Participant’s base salary or annual bonus opportunity or (iv) a requirement that the Participant relocate the Participant’s employment more than fifty (50) miles from the location of the Participant’s principal office on the Date of Grant, without the consent of the Participant. The Participant’s termination shall not be a termination with Good Reason unless the Participant gives the Board written notice (delivered within thirty (30) days after the Participant knows of the event, action, etc. that the Participant asserts constitutes Good Reason), the event, action, etc. that the Participant asserts constitutes Good Reason is not cured, to the reasonable satisfaction of the Participant, within thirty (30) days after such notice and the Participant resigns effective not later than thirty (30) days after the expiration of such cure period.

(d)    Total Shareholder Return (or TSR) is based on the initial share price used for calculating the Company’s TSR of $27.98, which represents the Company’s 5-trading day trailing average stock price through May 29, 2015. To determine if the Plan parameters have been satisfied at the end of the measurement period for the Absolute TSR Component, the Company's stock price will be based on the highest consecutive 30-trading day trailing average closing stock price achieved within the final 120 days of such period. To determine if the Plan parameters have been satisfied at the end of the measurement period for the Relative TSR component, the Company's performance relative to the Index Companies will be computed using average TSR data (prepared by a third party on a consistent basis across all Index companies) through each day of the consecutive 30-trading day period within the final 120 days of such period that results in the highest level of achievement of the Relative TSR Component.

(e)    Absolute TSR Component means, Total Shareholder Return with 37.5% of the Absolute Award earned if the Company achieves a 25% TSR over the measurement period. That percentage increases on a linear basis with the full Absolute Award being earned at a 50% TSR over the measurement period. For TSR performance below 25%, no portion of the Absolute Award will be earned.

(f)    Relative TSR Component means Total Shareholder Return relative to the other companies (the "Index Companies") that were constituents of the SNL US REIT Hotel Index (the "Index") during the entire measurement period. Under the Relative TSR Component, 37.5% of the Relative Award is earned if the Company is at the 50th percentile of the Index Companies at the end of the measurement period. That percentage increases on a linear basis with the full Relative Award earned if the Company is at the 75th percentile of the Index Companies at the end of the measurement period. If the Company is below the 50th percentile of the Index Companies at the end of the measurement period, no portion of the Relative Award will be earned.

8.    No Right to Continued Employment. This Agreement and the grant of the LTIP Unit Award does not give the Participant any rights with respect to continued employment by the Company or an Affiliate. This Agreement and the grant of the LTIP Unit Award shall not interfere with the right of the Company or an Affiliate to terminate the Participant’s employment.

9.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this LTIP Unit Award shall be subject to all of the terms and conditions of the Plan and the Partnership Agreement.

10.    Taxes. The Partnership and the Participant intend that (i) the Units be treated as a “profits interest” as defined in IRS Revenue Procedure 93-27, as clarified by Revenue Procedure 2001-43, (ii) the issuance of such Units not be a taxable event to the Partnership or the Participant as provided in such revenue procedure, and (iii) the Partnership Agreement, the Plan and this Agreement be interpreted consistently with such intent.

11.    Covenants. The Participant hereby covenants as follows:

(a)    So long as the Participant holds any of the Units, the Participant shall disclose to Chatham OP in writing such information as may be reasonably requested with respect to ownership of the Units as Chatham OP may deem reasonably necessary to ascertain and to establish compliance with provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to Chatham OP or to comply with requirements of any other appropriate taxing authority.

(b)    The Participant hereby agrees that it does not have the intention to dispose of the Units within two years of receipt of such Units. Chatham OP and the Participant hereby agree to treat the Participant as the owner of the Units from the Date of Grant. The Participant hereby agrees to take into account the distributive share of Chatham OP income, gain, loss, deduction, and credit associated with the Units, as determined in accordance with the partnership agreement, in computing the Participant’s income tax liability for the entire period during which the Participant has the Units.

(d)    The Participant hereby recognizes that the IRS has proposed regulations under Sections 83 and 704 of the Code that may affect the proper treatment of the Units for federal tax purposes. In the event that those proposed regulations are finalized, the Participant hereby agrees to cooperate with Chatham OP in amending this Agreement and the Partnership Agreement, and to take such other action as may be required, to conform to such regulations.

(e)    The Participant hereby recognizes that the U.S. Congress is considering legislation that would change the federal tax consequences of owning and disposing of Units.

12.    Governing Law. This Agreement shall be governed by the laws of the State of Maryland except to the extent that Maryland law would require the application of the laws of another State.

13.    Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

14.    Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all the terms and provisions of the Plan.

15.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the Company and any successors of the Company.

[signature page follows]

IN WITNESS WHEREOF, the Company, the Partnership and the Participant have executed this Agreement as of the date first set forth above.

CHATHAM LODGING TRUST                PETER WILLIS

Name:	/s/ Eric Kentoff	/s/ Peter Willis

Title:	Vice President and Secretary

CHATHAM LODGING, L.P.

By: Chatham Lodging Trust,
its General Partner

Name:	/s/ Eric Kentoff

Title:	Vice President and Secretary